GRYPHON GOLD CORPORATION ANNOUNCES AN AGREEMENT WITH AGNEX EXPLORATION LTD. FOR THE REGENT GOLD-SILVER PROJECT

October 23, 2007: Gryphon Gold (GGN:TSX/GYPH:OTC.BB) is pleased to announce that its wholly owned subsidiary, Nevada Eagle Resources LLC ("Nevada Eagle"), has entered into an agreement with Agnex Exploration, Ltd. ("Agnex") whereby Agnex may acquire up to 70% of Nevada Eagle’s Regent gold-silver project in Mineral County, Nevada. Under the terms of the agreement, Agnex must complete US$2 million of work on the property within 4 years to earn a 51% interest. If Agnex spends an additional US$2 million over the following 4 years it will earn a 60% interest and if a bankable feasibility study is completed within 10 years of the execution of the agreement, Agnex will earn a 70% interest.

The Regent property is located on the eastern margin of the prolific northwest trending Walker Lane gold belt in western Nevada. The Walker Lane contains epithermal gold deposits such as Round Mountain, and the historical Comstock Lode. Regent is located approximately 1.5 miles to the northwest of the Rawhide Mine, where Kennecott produced gold and silver between 1990 and 2004, at a relatively low operating cost. Like Rawhide and the larger Comstock and Round Mountain deposits, Regent is hosted in Tertiary felsic volcanic rocks and is associated with an area of magnetite destruction, and other alteration features, caused by extensive hydrothermal activity. At Regent, only a small portion of the hydrothermal system has been adequately explored.

Previous exploration programs on the Regent property by Newmont Gold, Inc. and Kennecott Mining Company focused on defining near surface, lower grade resources amenable to open pit, bulk mining methods. Over 560 holes were drilled, the vast majority of which were shallow, vertical, reverse circulation holes completed within a limited area. Kennecott used these drill results to define a large area of strongly anomalous gold and silver mineralization.

This agreement is part of Gryphon Gold’s strategy since acquiring Nevada Eagle in August 2007. Nevada Eagle will continue to look for qualified joint venture partners for its Nevada based gold properties and intends to retain options to directly participate in the development of such properties.

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.2 million (measured and indicated) and 0.6 million (inferred) ounce Borealis deposits, are located in the Walker Lane gold belt of western Nevada. Nevada Eagle has an additional 54 highly prospective gold properties located in some of the most desirable gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical1 ounces of gold.

The Company has 57.2 million shares outstanding with a cash balance of approximately US $3.6 million as at October 10, 2007. All cash is deposited in bank savings accounts, and the Company has no joint ventures with majors that potentially create derivative or hedge risk.

ON BEHALF OF THE BOARD OF DIRECTORS
TONY KER, CEO
GRYPHON GOLD CORPORATION

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Neil G. Murray-Lyon of Renmark Financial Communications (514) 939-3989

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the relevant property, as well as, resource estimates, projections, plans, projections, estimates and expectations, including joint ventures and arrangements. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.

1. The historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not been prepared in accordance with CIM NI 43 101 standards and thus their reliability has not been verified.